LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                         New York, New York 10019-5389



                                                       December 11, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Declaration on Form U-1 (File 70-_____) of Unitil Corporation (the "Company") under the Public Utility Holding Company Act of 1935, as amended. The Declaration seeks approval for the granting of options (the "Options") to purchase shares of the Company's common stock, no par value (the "Common Stock"), under the 1998 Stock Option Plan of the Company (the "Plan") and the issuance of the underlying shares of Common Stock upon exercise thereof.

     We have acted as counsel for the Company in connection with the adoption of the Plan and the filing of the Declaration. In connection with this opinion we have examined originals or copies certified or otherwise identified to our satisfaction of:

          (1) The charter documents and by-laws of the Company, as amended to date;

          (2) Minutes of meetings of the Company's directors, as kept in the minute book;

          (3)  The form of the Plan filed as an exhibit to the Declaration; and

          (4) Such other certificates, documents and papers as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the authentic documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, we have examined such questions of law as we have considered necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that:

          (1) The Company is validly existing as a corporation under the laws of the state of New Hampshire;

          (2) Provided that the Commission shall have duly entered an appropriate order granting and permitting the Declaration to become effective with respect to the Plan and the proposed transactions shall have been consummated in accordance with the Declaration, the Commission's order with respect thereto, the Plan, the terms of the Company's Articles of Incorporation and the resolutions adopted by the Company's board of directors, including without limitation, payment of the consideration called for therein:

               (a)  all  State  laws  that  are   applicable   to  the  proposed
                    transactions will have been complied with;

               (b) the Options to be granted by the Company will be duly and validly issued;

               (c) the shares of Common Stock to be issued by the Company upon exercise of the Options will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges pertaining thereto as set forth in the Company's Articles of Incorporation; and

               (d) the consummation of the transactions described in the Declaration will not violate the legal rights of the holders of any securities issued by the Company.

     We hereby consent to the use of this opinion as an exhibit to the Declaration.

     We are not, in this opinion, opining on any laws other than the laws of the State of New Hampshire and the federal laws of the United States.


                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.